Exhibit M

This 12th day of October, 2019

HAN Shaoyun

as the Guarantor

and

Techedu Limited

as the Debtor

and

Banyan Enterprises Limited

together with

Banyan Enterprises A Limited

as the Creditors

Personal Guarantee

This Personal Guarantee (this “Guarantee” or this “Contract”) was made and entered into this 12th day of October, 2019, by and among:

A.	HAN Shaoyun, a PRC natural person, ID no. [xxxxxx], with his domicile at [xxxxxx] (the “Guarantor”);

B.	Techedu Limited, a company incorporated and existing under the laws of the British Virgin Islands, whose sole shareholder and sole director will be HAN Shaoyun (i.e., the Guarantor) (the “Debtor”);

C.	Banyan Enterprises Limited, a company incorporated and existing under the laws of the British Virgin Islands; and

D.	Banyan Enterprises A Limited, a company incorporated and existing under the laws of the British Virgin Islands (together with Banyan Enterprises Limited, the “Creditors”).

WHEREAS:

1.	The Debtor and the Creditors entered into a Share Purchase Agreement as of December 7, 2018 (the “Share Purchase Agreement”); and the Guarantor, the Debtor and the Creditors further agreed upon and entered into an amendment to the Share Purchase Agreement as of the __day of __, 2019 (the “Amendment to Share Purchase Agreement”, together with the Share Purchase Agreement, the “Creditors’ Rights Contract”);

2.	HAN Shaoyun, the Debtor and the Creditors entered into this Guarantee (the “Personal Guarantee”), pursuant to which HAN Shaoyun shall guarantee to the Creditors the Debtor’s fulfilment of its obligations under the Creditors’ Rights Contract.

The Parties hereby agree as follows:

1.	Interpretation

1.1	Definitions

(a)	Unless otherwise defined herein, words already defined in the Creditors’ Rights Contract shall have the same meanings as in this Guarantee.

(b)	In this Guarantee:

“Business Day”	means any day other than a Saturday, Sunday, statutory holiday or a day when business is closed in the PRC and Hong Kong;
“PRC”	means the People’s Republic of China, and for the purposes of this Contract only, excludes Hong Kong SAR, Macao SAR and Taiwan;
“Guaranteed Liabilities”	means all obligations and liabilities of the Debtor under Articles 7.3 and 7.6 of the Creditors’ Rights Contract.

2.	Guarantee

2.1	Guarantee

Guarantor irrevocably and unconditionally:

(a)	Guarantees to the Creditors that the Debtor will fulfil its obligations under Articles 7.3 and 7.6 of the Creditors’ Rights Contract; and

(b)	Undertakes to the Creditors that if the Debtor fails to fulfil its obligations under and in connection with the Creditors’ Rights Contract, the Guarantor shall, upon request of the Creditors, pay the relevant amount within five (5) Business Days as if the Guarantor were the principal debtor.

2.2	Joint and Several Liability

The Guarantor shall be jointly and severally liable under this Guarantee.

2.3	Continuing Guarantee

The obligations of the Guarantor under Article 2 (Guarantee) hereof shall constitute a continuing guarantee.

2.4	Restitution

If, on account of a payment, guarantee or other disposition, the Debtor’s obligations are discharged in whole or in part, or the security or guarantee of the Debtor’s obligations is discharged in whole or in part, then, in the event that such payment, guarantee or disposition is annulled or invalidated by bankruptcy, liquidation or otherwise, the Guarantor’s liability hereunder shall survive and such discharge shall be deemed not to have occurred.

2.5	Guarantee Period

The guarantee period hereunder shall be subject to no time limitation and shall not expire until the Guarantor or Debtor fulfills all of their obligations and liabilities hereunder and under Articles 7.3 and 7.6 of the Creditors’ Rights Contract. For the avoidance of doubt, the guarantee hereunder shall be terminated if all the obligations and liabilities of the Debtor or the Guarantor under Articles 7.3 and 7.6 of the Creditors’ Rights Contract have been discharged.

2.6	Evidence of Indebtedness

The account details in respect of any sums due under any Creditors’ Rights Contract, this Guarantee or any other relevant document shall, if signed and confirmed by the Creditors, constitute sufficient evidence of such sums due in the absence of manifest material error.

2.7	Exception to Property for Guarantee

For the avoidance of doubt, the Creditors and the Guarantor agree that, the personal property used by the Guarantor to perform his guarantee obligation hereunder shall not include his residential property located at [address] with title certificate no. [number] (the “Exempted Property”). The Creditors shall have no right to make any claim or file any form of enforcement application against the Exempted Property; any claim and enforcement application shall be deemed to be null and void ab initio and shall not affect any right of the Guarantor in and to the Exempted Property.

3.	Representations and Warranties

3.1	Representations and Warranties

The Guarantor makes representations and warranties to the Creditors as set out in this Article 3.

3.2	Status

The Guarantor is a natural person with full capacity for civil rights and capacity for civil conduct, and there is no restriction on his capacity for civil conduct.

3.3	Powers and Authorizations

The Guarantor has full right to enter into and perform the obligations under the Creditors’ Rights Contract, this Guarantee and other relevant documents, and has taken all necessary actions to enter into, perform and deliver this Guarantee.

3.4	Legal Effect

This Guarantee shall constitute a legal, valid and binding obligation of the Guarantor, which may be enforceable against him in accordance with the terms of this Guarantee.

3.5	No Conflict

The execution and performance by the Guarantor of this Guarantee and other relevant documents will not:

(a)	Conflict with any law, regulation, rule or judicial or administrative order; or

(b)	Conflict with any document currently binding on the Guarantor or any of his assets.

3.6	No Breach

There is no pending event that constitutes (or upon giving a notice, expiration of the period, determination of its importance, satisfaction of any other applicable conditions, or any combination of the above, would constitute) a breach by the Guarantor under any document that binds the Guarantor or any of his assets and renders the Guarantor unable or likely unable to perform his obligations hereunder.

3.7	Litigation

The Guarantor is not subject to any litigation, arbitration or administrative proceedings which would render the Guarantor unable or likely unable to perform his obligations hereunder in the event of an adverse ruling, and to the best knowledge of the Guarantor, nor is there any potential possibility or threat of such litigation, arbitration or administrative proceedings which would materially and adversely affect the fulfilment of the Guarantor’s obligations hereunder.

3.8	Solvency

The Guarantor has the ability to discharge his debts.

3.9	Continuing Representations and Warranties

The Guarantor represents and warrants to the Creditors that the foregoing representations and warranties shall continue to be true and correct throughout the duration of this Guarantee, except for those representations and warranties dated.

4.	Undertakings

4.1	Term

The undertakings of the Guarantor contained in this Article 4 shall become effective as of the date of execution of this Guarantee and shall end on the date on which the Debtor has fully repaid or paid the Guaranteed Liabilities (subject to the provisions of Article 2.5 (Guarantee Period)).

4.2	Additional Information

The Guarantor shall provide details to the Creditors as soon as he is aware of any litigation, arbitration or administrative proceedings which exist currently or which would (in his reasonable judgment) occur soon and if decided adversely, would render the Guarantor unable or likely unable to perform his obligations hereunder.

4.3	Pari Passu Ranking

The Guarantor shall ensure that his obligations hereunder shall, now and in the future, rank at least pari passu with the claims of all his other unsecured and unsubordinated creditors, now and in the future, except for the prior obligations created according to law prior to the entry into force of this Contract.

4.4	Disposition of Assets

The Guarantor may not sell, transfer, gift, lease or otherwise dispose of all or any substantial portion of his assets, whether in a single transaction or in a series of transactions, whether related or voluntary, unless prior consent has been obtained from the Creditors. For the avoidance of doubt, “Substantial Portion” means 20% or more of the Guarantor’s assets, or a portion which, although less than 20% of the Guarantor’s assets, the beneficiary reasonably considers to have a material impact on the Guarantor’s assets, excluding the Exempted Property.

4.5	Further Assurances

The Guarantor shall, upon request of the Creditors from time to time and at its own expense, take any action (including signing any document, obtaining any approval or completing any registration, filing or recordation) that the Creditors may reasonably require to ensure full compliance with the requirements of laws and regulations relating to the Creditors’ Rights Contract and this Guarantee.

5.	Guarantee Relationship Clause

5.1	Waiver of Defense

Unless otherwise provided by law, if any act, omission, matter or thing may reduce or damage any liability of the Guarantor hereunder, or damages or reduces all or part of such liability, then the Guarantor’s liability hereunder and the Guaranteed Liabilities shall not be affected by such act, omission, matter or thing (whether or not the Guarantor or the Debtor is aware of the same), including:

(a)	Any other security, guarantee or indemnity that the Creditors or any other person may hold now or hereafter in respect of the Guaranteed Liabilities or any other obligation;

(b)	Discharge of any other security, guarantee or indemnity (including the guarantee created hereunder, except for the relevant scope as discharged);

(c)	Amendment to any other security, guarantee or indemnity (including the guarantee created hereunder, except for the relevant scope as amended);

(d)	Enforcement or unenforceability of any other security, guarantee or indemnity (including the guarantee created hereunder);

(e)	Any time, grace, release or consent granted by the Creditors or any other person to the Debtor or any other person;

(f)	Demand made by the Creditors or any other person against the Debtor or any other person in respect of repayment of any debt or failure to do so;

(g)	The Creditors or any other person commencing liquidation or other similar proceedings; or

(h)	Illegality, invalidity, unenforceability or any defect of any provision of any document in connection with the Guaranteed Liabilities or any security, guarantee or indemnity (including the guarantee created hereunder) or the rights or obligations of any Party under or in connection with such document or any security, guarantee or indemnity (including the guarantee created hereunder), regardless of whether such illegality, invalidity, unenforceability or defect arises out of ultra vires invalidity, being not for the benefit of the Debtor or absence of due authorization, execution or delivery by the Debtor or otherwise.

5.2	Direct Recourse

If the Guarantor has the right to require the Creditors (or any of their trustees or agents) to claim or enforce any other right or security against any other person prior to making a claim against the Guarantor pursuant to the terms of this Guarantee, including but not limited to the provisions of Article 2 (Guarantee), the Guarantor hereby waives such right.

5.3	Suspension

Until all Guaranteed Liabilities have been irrevocably paid in full, the Creditors may suspend the use or enforcement of any other money, collateral or right held or received by the Creditors in respect of such payables, or use and enforce such other money, collateral or right (whether in respect of such payables or not) in such manner and in such order as they may think fit, while the Guarantor shall have no interest in such other money, collateral or right.

5.4	No Competition between Guarantor and Creditors

Until all Guaranteed Liabilities have been irrevocably paid in full, the Guarantor shall not take the following actions after the Creditors have made a claim:

(a)	Receive any right, security interest or any money held or received or due to the Creditors (or any of their trustees or agents) by means of subrogation, or be entitled to a right of distribution or indemnification with respect to any money paid or received as a result of the fulfilment of the Guarantor’s obligations hereunder;

(b)	Compete with the Creditors (or any of their trustees or agents) by filing claims in the capacity of the creditor of the Debtor or its property, demanding the ranking of claims, presenting proof of claims or participating in the voting of creditors; or

(c)	Acquire, claim or enjoy any payment, distribution, set-off or security interest from or exercise any set-off right against the Debtor.

In respect of any payment, distribution or security interest received by the Guarantor or any payment offset by the Guarantor in violation of this Article 5.4, the Guarantor shall immediately pay or transfer the same to the Creditors or dispose of the same as instructed by the Creditors.

6.	Payment

6.1	Location

All payments made by the Guarantor hereunder shall be paid into the Creditors’ account and in the manner of which the Creditors notify the Guarantor for this purpose.

6.2	Funds

Subject to the provisions of relevant laws, regulations, rules or judicial or administrative orders applicable to the Guarantor, in making payments to the Creditors under this Guarantee, the Guarantor shall pay the full amount to the Creditors in the currency and form of funds specified by the Creditors on the due date of payment hereunder.

6.3	Set-off and Counterclaim

Any amount paid by the Guarantor under this Guarantee shall be paid in full without any deduction on account of set-off or counterclaim.

6.4	Non-Business Day

If any payment made by the Guarantor hereunder is not due on a Business Day, the due date of such payment shall be changed to the next Business Day (if any) of the same calendar month or the preceding Business Day (if there is no next working day in such calendar month).

7.	Enforcement Expenses

The Guarantor shall, up request, promptly pay to the Creditors all reasonable costs and expenses incurred by the Creditors in the execution or preservation of any right hereunder (including, but not limited to, attorney’s fees and legal costs, the amount of which shall be determined by court judgment or settlement agreement concerning such costs and expenses if such court judgment or settlement agreement exists).

8.	Indemnity

The Guarantor shall promptly indemnify the Creditors against any loss or liability arising out of this Guarantee or any breach hereof by the Guarantor.

9.	No Waiver

Failure or delay by the Creditors in exercising any right, remedy, power or privilege hereunder shall not constitute a waiver of such right, remedy, power or privilege, any single or partial exercise by the Creditors of any right, remedy, power or privilege does not preclude any other or further exercise by the Creditors of such right or remedy, nor does it preclude the exercise by the Creditors of any other right, remedy, power or privilege. The rights, remedies, powers and privileges provided herein are cumulative and do not exclude the application of any right, remedy, power and privilege provided by any law and/or rule.

10.	Change of Parties

(a)	This Guarantee shall be binding on and inure to the benefit of the Guarantor, the Creditors, their respective successors and (subject to Paragraph (b) below) assigns.

(b)	The Guarantor shall not assign his rights and/or obligations hereunder to any third party.

(c)	The Creditors may at any time, together with the terms or conditions stipulated in the Creditors’ Rights Contract, this Guarantee and/or other relevant documents, assign or transfer (including by way of novation) any of their rights and obligations hereunder (whether directly or in directly, and whether in part or in whole), and notify the Guarantor accordingly. For the avoidance of doubt, the foregoing assignment or transfer by the Creditors (including by way of novation) shall not be subject to the consent of the Guarantor or rely upon such consent for effectiveness.

11.	Severability

If a provision of this Guarantee is or will become illegal, invalid or unenforceable under any applicable law, such circumstance shall not affect the legality, validity or enforceability of any other provision of this Guarantee under the relevant law.

12.	Counterparts

This Guarantee may be executed in any number of counterparts, and signature on each counterpart is deemed signatures on the same counterpart of this Guarantee.

13.	Notices

13.1	Making of Notification

All notices or other communications specified in or in connection with this Guarantee (unless otherwise provided) shall be given in writing or by fax. Any such notice shall be deemed to have been served when:

(a)	It is delivered by hand or actually received if sent in writing;

(b)	A fax transmission report is received, confirming the fax receiving number, the number of pages transmitted and successful transmission, if sent by fax; or

(c)	The email system used by the sender indicates successful transmission if sent via email.

However, if the notice given in accordance with the foregoing provisions is received on a non-business day or after the end of business hours of the recipient, it shall be deemed served on the next Business Day of the receiving place.

13.2	Notification Addresses

All notices or other communications specified in or in connection with this Guarantee shall be sent to the following addresses:

(a)	If the recipient is the Guarantor:

HAN Shaoyun

Address: [xxxxxx]

Tel: [xxxxxx]

Email: [xxxxxx]

Attn: HAN Shaoyun

or at any other address or fax number notified by the Guarantor to the Creditors and the Debtor for this purpose at least five (5) Business Days in advance.

(b)	If the recipient is the Debtor:

Techedu Limited

Address: [xxxxxx]

Tel: [xxxxxx]

Email: [xxxxxx]

Attn: HAN Shaoyun

or at any other address or fax number notified by the Debtor to the Creditors and the Guarantor for this purpose at least five (5) Business Days in advance.

(c)	If the recipient is one of the Creditors:

Banyan Enterprises Limited and/or Banyan Enterprises A Limited

Address: [xxxxxx]

Tel: [xxxxxx]

Email:[xxxxxx]

Attn: Anthony Wu

or at any other address or fax number notified by the Creditors to the Guarantor and the Debtor for this purpose at least five (5) Business Days in advance.

14.	Language

(a)	This Guarantee is executed in Chinese.

(b)	Unless otherwise agreed by the Parties, any notice given under or in connection with this Guarantee shall be in Chinese.

(c)	Unless otherwise agreed by the Parties, all other documents provided under or in connection with this Guarantee shall be in Chinese.

15.	Governing Law and Dispute Resolution

15.1	Governing Law

This Guarantee shall be governed by and construed and performed in accordance with the laws of Hong Kong (without regard to the relevant conflict of laws principles).

15.2	Submission to Jurisdiction

Any breach, termination or invalidity of this Guarantee or any dispute arising out of or in connection herewith shall be submitted to the Hong Kong International Arbitration Centre for arbitration in accordance with its arbitration rules in effect at the time of applying for arbitration. The place of arbitration shall be Hong Kong. The arbitral award shall be final and binding upon the Parties hereto.

16.	Effectiveness

This Guarantee shall become effective after being executed by the Parties hereto.

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Annex – Warning Notice

Recipient (Guarantor): HAN Shaoyun, as a personal guarantor

Debtor: Techedu Limited

Creditors: Banyan Enterprises Limited and Banyan Enterprises A Limited

Date: this __day of __, 2019

The Debtor and the Creditors entered into a Share Purchase Agreement as of December 7, 2018 (the “Share Purchase Agreement”); the Guarantor, the Debtor and the Creditors further entered into an amendment to the Share Purchase Agreement (the “Amendment to Share Purchase Agreement”, together with the Share Purchase Agreement, the “Creditors’ Rights Contract”).

Unless otherwise provided in this Warning Notice, all words in bold used herein shall have the meanings as are given to them in the Creditors’ Rights Contract or the Personal Guarantee.

Before you sign the Personal Guarantee and any other documents necessary to proceed with the relevant transaction, you shall engage your own counsel to protect your interests and ensure that your rights and obligations under the Personal Guarantee are properly protected.

You are advised to engage your own counsel who will protect your interests and provide you with independent legal advice at every stage of the transaction.

It is strongly recommended that you obtain the Debtor’s financial information before signing the Personal Guarantee and engage your own financial adviser to provide you with professional advice on such financial information.

Your obligations under the Personal Guarantee are as set out therein.

Please consider carefully before deciding whether to proceed with the transaction. You are free to make your own choice.

[This page is intentionally left blank to serve as the signature page to the Warning Notice]

I acknowledged having received a copy of this Warning Notice and fully understood the content hereof.

Date: this __day of __, 2019

Guarantor: HAN Shaoyun (ID no.: [xxxxxx])

________________________

[This page is intentionally left blank to serve as the signature page to the Personal Guarantee]

IN WITNESS WHEREOF, the Parties have duly executed this Personal Guarantee as of the date first above written.

Guarantor:

HAN Shaoyun (ID no.: [xxxxxx])

By:	/s/ Han Shaoyun

Debtor:

Techedu Limited

By:	/s/ Han Shaoyun
Name:	HAN Shaoyun
Title:	Director

Creditors:

Banyan Enterprises Limited

By:	/s/ Anthony Wu
Name:	Anthony Wu
Title:	Authorized Signatory

Banyan Enterprises A Limited

By:	/s/ Anthony Wu
Name:	Anthony Wu
Title:	Authorized Signatory